Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 of Napco Security Technologies, Inc. and Subsidiaries of our report dated September 13, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears on pages FS-2 and FS-3 of the Company's Annual Report on Form 10-K for the year ended June 30, 2019. We also consent to the reference of us under the heading "Experts" in this Registration Statement.

/s/ Baker Tilly US, LLP

Melville, New York

August 17, 2020